FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Fourth Amendment”) is made and entered into as of March 26, 2010 by and between BRICKMAN DURHAM LLC, a Delaware limited liability company (“Seller”) and HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Purchase and Sale Agreement dated effective March 5, 2010 (as amended by that certain First Amendment to Purchase and Sale Agreement dated March 22, 2010, and as further amended by that certain Second Amendment to Purchase and Sale Agreement dated March 24, 2010, and as further amended by that certain Third Amendment to Purchase and Sale Agreement dated March 25, 2010, the "Agreement"); and

WHEREAS, the Parties now wish to further amend the Agreement on the terms and conditions set forth more fully below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the Parties, Seller and Purchaser agree to amend the Agreement as follows:

1.           The definition of the term “Purchase Price” is amended such that “Purchase Price” shall mean the sum of NINETY-EIGHT MILLION FIFTY THOUSAND AND 00/100 DOLLARS ($98,050,000.00).

2.           Section 12 of the Agreement is hereby amended to add the following subsection (i):

(i)  Repairs.  Prior to Closing, Seller, at Seller’s sole cost and expense, shall complete those recommended repairs to the Building specifically set forth in Section 3.9.2 and Section 4.3.2 of the Draft Property Condition Assessment of Hock Plaza prepared by ATC Associates Inc., dated March 16, 2010 and set forth in Section 8.3 of the Draft Phase I Environmental Report for Hock Plaza prepared by ATC Associates Inc., dated March 12, 2010.  The repairs specified in Section 3.9.2 shall be performed in accordance with applicable manufacturer’s specifications.  Purchaser shall have reasonable approval rights over the vendors engaged and the scope of work for such repairs, and Seller shall notify Purchaser of any scheduled work in sufficient time to permit Purchaser to be present for the performance of any such work.

3.           Section 18(a) of the Agreement is hereby amended to add the following subsections (x), (xi), (xii), and (xiii):

(x)        Repairs. Seller shall have completed its obligations under Section 12(i).

(xi)                  Amendment to Declaration.  Seller shall have delivered to Purchaser or the Escrow Agent the Second Amendment to Amended and Restated Declaration of Easements and Restrictions Recorded in Book 4955, at Page 940 (the “Second Amendment to Declaration”), the form of which is attached as Exhibit A to the Fourth Amendment.

(xii) Declaration Estoppel.  Seller shall have caused Brickman II to have delivered to Purchaser or the Escrow Agent an estoppel certificate providing, in accordance with Section 35(l) of the Declaration: (A) that the Declaration has not been amended except as disclosed in this Agreement and by the Second Amendment to Declaration, (B) that no default exists under the Declaration with respect to Brickman II or, to Brickman II’s knowledge, with respect to the Lot A Owner (as that term is defined in the Declaration), and (C) that no offset, defense or counterclaim exists under the Declaration with respect to Brickman II, or, to Brickman II’s knowledge, with respect to Lot A Owner.

(xiii)  Amendments to Leases.  Seller shall have delivered to Purchaser or the Escrow Agent a fully executed Amendment to Duke University Leases at Hock Plaza I (in substantially the same form attached as Exhibit B to the Fourth Amendment) and a fully executed Amendment to Duke University Health System Leases at Hock Plaza I (in substantially the same form attached as Exhibit C to the Fourth Amendment).

If, on or before the Closing Date, either (i) the condition in Section 18(a)(xi) is not satisfied due to failure to obtain either lender’s consent or (ii) the condition in Section 18(a)(xiii) is not satisfied, then Purchaser shall be entitled to terminate the Agreement subject to obligations which expressly survive the termination of this Agreement, in which case Purchaser, as its sole remedy notwithstanding anything else in the Agreement to the contrary, shall be entitled to the return of the Earnest Money Deposit.

4.           Purchaser and Seller acknowledge and agree that the expense reconciliation in Section 15(f) of the Agreement applies not only to the Fiscal Year ending June 30, 2010, but also to previous Fiscal Years.

5.           Notwithstanding the passage of the Due Diligence Expiration Date, on or before 5:00 p.m. on April 12, 2010, time being of the essence, Purchaser shall have the right to terminate the Agreement on written notice to Seller if, and only if, Purchaser is not satisfied, in its sole and absolute discretion, that the Building is in compliance with applicable zoning laws and regulations.  In the event that Purchaser exercises its right of termination under this Section 6, the Agreement shall terminate and the Earnest Money Deposit shall be delivered to Purchaser and, thereupon, neither Party shall have any further rights or obligations to the other hereunder except for those obligations which expressly survive termination of the Agreement.

6.           Attached hereto as Exhibit D is the form of Fund Guaranty agreed upon by the Parties.

7.           Except as modified by this Fourth Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed by Seller and Purchaser.

8.           This Fourth Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the Parties, and all of which shall be construed together as a single instrument.  The Parties executing this Fourth Amendment may sign separate signature pages and it shall not be necessary for all Parties to sign all signature pages, but rather the signature pages may be combined.  Facsimile or .PDF file signatures shall be as binding as original signatures.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, Seller and Purchaser have executed this Fourth Amendment as of March 26, 2010.

SELLER: BRICKMAN DURHAM LLC, a Delaware limited liability company By: Title:

IN WITNESS WHEREOF, Seller and Purchaser have executed this Fourth Amendment as of March 26, 2010.

PURCHASER: HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership By: Hines Global REIT, Inc., its general partner By: Name: Title:

EXHIBIT A

Second Amendment to Declaration

EXHIBIT B

Form of Amendment to Duke University Leases at Hock Plaza I

EXHIBIT C

Form of Amendment to Duke University Leases at Hock Plaza I

EXHIBIT D

Fund Guaranty